NEWS RELEASE

                                                                 April 18, 2006

FOR RELEASE:      Immediately
CONTACT:          Denise D. VanBuren or John S. Maserjian, (845) 471-8323

      Parties Reach Agreement to Phase in New Central Hudson Delivery Rates

(Albany, NY) The Staff of the New York State Public Service Commission, Central Hudson Gas & Electric Corporation, Multiple Interveners (a consortium representing large industrial users) and the United States Department of Defense (representing the United States Military Academy at West Point) have reached an agreement that would phase in new electricity and natural gas delivery rates for customers of the Poughkeepsie-based utility during the next three years. The settlement comes as the result of Central Hudson's first rate increase request in more than 13 years; would become effective July 1, 2006, if approved by the PSC at its June meeting; and would increase customers' total electric bills by approximately 11 percent and total gas bills by about 9.5 percent by 2009.

         "Even with the projected increases, we believe that our customers will continue to pay among the lowest electric bills in the state of New York, as they have for more than a decade. We estimate that the typical residential electric customer who uses about 500 kilowatt hours of electricity per month will see an approximate increase of less than $3.50 per month this year as a result of the new delivery rates; by the end of the three-year period, that amount would total less than $10 per month," said Arthur R. Upright, Senior Vice President of Regulatory Affairs.

         Upright estimated that residential natural gas heating customers could expect to see a bill increase of about $8 per month in 2006; the delivery rate increase would raise these bills by less than $16 per month by the end of the three-year agreement. Total bills for natural gas customers should remain near the statewide average with the new delivery rate structure, he said.

         "Importantly, the agreement gives us the opportunity to fund investments in our electric and natural gas infrastructure, to more effectively trim vegetation that could interrupt electric service, and to recover the expenses associated with programs such as the clean up of our former Manufactured Gas Plants and testing for stray voltage," Upright continued.

         Additional highlights of the agreement include a new program to assist low-income customers who are experiencing financial difficulties in paying their energy bills, continued funding of programs to encourage customers to explore new opportunities available through the competitive energy supply market, and an established return on equity of 9.6 percent with the potential to share earnings above 10.6 percent with customers.

         "We requested these increases to our delivery rates only after a thorough review of our operations - and there were many substantial contributing factors, including needed improvements to our infrastructure to meet the growing energy needs of the Hudson Valley, general inflation, increased pension expenses, and enhancements to our safety and environmental programs," explained Upright. "The agreement will provide necessary funds to cover increased costs, and the three-year phase-in period will prevent undue impacts on our customers."

         Central Hudson Gas & Electric Corporation serves approximately 363,500 customers in eight counties of New York State's Mid-Hudson River Valley, delivering natural gas and electricity in a 2,600-square-mile service territory that extends from the suburbs of metropolitan New York City north to the Capital District at Albany. It is a wholly owned subsidiary of CH Energy Group, Inc. (NYSE: CHG).

                                      # # #

Forward-Looking Statements
     Statements included in this news release, including documents incorporated by reference that are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by words including "anticipates," "believes," "projects," "intends," "estimates," "expects," "plans," "assumes," "seeks," and similar expressions. Forward-looking statements including, without limitation, those relating to CH Energy Group, Inc. and its subsidiaries' future business prospects, revenues, proceeds, working capital, liquidity, income and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors including those identified from time to time in the forward-looking statements. Those factors include, but are not limited to: weather; energy supply and demand; fuel prices; interest rates; potential future acquisitions; developments in the legislative, regulatory and competitive environment; market risks; electric and gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs; the success of strategies to satisfy electricity requirements now that Central Hudson's major electric generation assets have been sold; future market prices for energy, capacity, and ancillary services; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism. CH Energy Group, Inc. and its subsidiaries undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Given these uncertainties, undue reliance should not be placed on the forward-looking statements.